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                                                                    EXHIBIT 21.1

                      SUBSIDIARIES OF VERIDIAN CORPORATION

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
SUBSIDIARY                                                JURISDICTION
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
Veridian Engineering, Inc.                                Ohio

Veridian Systems Incorporated                             Delaware

Veridian Systems Division, Inc.                           Michigan

MRJ Group, Inc.                                           Delaware

Veridian Information Solutions, Inc.*                     California

Veritect, Inc.*                                           Delaware

RAIL Company**                                            Maryland

Pacific-Sierra Research, Ltd.**                           Virgin Islands

Corporation for Studies and Analysis**                    Nebraska
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* Indirect subsidiary; Subsidiary of MRJ Group, Inc.

** Inactive subsidiary